Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
012 Smile.Communications Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-61895 and No. 333-55970) on Forms S-8 and in the registration statements ( No. 333-140968 , No. 333-140969 and No. 333-140974) on Forms S-3, of Ampal – American Israel Corporation, of our report dated June 24, 2009, with respect to the consolidated balance sheets of 012 Smile.Communications Ltd., as of December 31, 2008 and 2007, and the related combined and consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Form 8-K of Ampal – American Israel Corporation dated December 2, 2009.

Our report refers to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (incorporated into Accounting Standard Codification (ASC) Topic 740 “Income Taxes”), as of January 1, 2007.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International
Tel Aviv, Israel
December 2, 2009